Exhibit 99.1

News Release

NYSE: WMB

Date: July 8, 2004

Williams Agrees to Sell Canadian Straddle Plants
Transaction Expected to Realize Approximately $540 Million in U.S. Funds

     TULSA, Okla. – Williams (NYSE:WMB) has signed a definitive agreement to sell three straddle plants in Western Canada to Inter Pipeline Fund of Calgary for $715 million Canadian, or approximately $540 million cash in U.S. funds, subject to closing adjustments.

     In addition to anticipated sale proceeds, the transaction will release approximately $30 million in U.S. funds of letters of credit and prepayments back to Williams by the end of the year.

     The sale includes Williams’ 100 percent ownership interest in the Cochrane and Empress II plants, and Williams’ 50 percent ownership interest in the Empress V facility. All three plants are located in southern Alberta. Williams previously identified these assets for sale.

     These facilities straddle the eastern and western legs of a major Canadian transmission system to extract natural gas liquids such as ethane and propane prior to the natural gas being exported from Alberta.

     The parties are scheduled to close the transaction in the third quarter, pending regulatory approvals. Williams expects to record an estimated pre-tax gain of $190 million in U.S. funds, which will be reported in discontinued operations in its third-quarter financial results.

     “This sale represents the single largest source of funds that we targeted from divestitures this year. As we’ve outlined before, these sales are expected to contribute toward our debt reduction strategy,” said Steve Malcolm, Williams’ chairman, president and chief executive officer.

     The sale of the straddle plants does not include Williams’ olefins business that extracts natural gas liquids and olefins from oil sands refining near Fort McMurray, Alberta. The liquids are then fractionated into various products at a Williams facility near Redwater, Alberta.

     TD Securities Inc. acted as sole financial advisor to Williams in connection with the sale of the Canadian straddle plants.

About Williams (NYSE:WMB)
 Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932
Travis Campbell Williams (investor relations) (918) 573-2944
Courtney Baugher Williams (investor relations) (918) 573-5768
Richard George Williams (investor relations) (918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.